Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard                                     Montgomery, Alabama 36116                                 Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge	David C. Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334) 613-4034
(334) 613-4500

ALFA CORPORATION REPORTS

PROPOSAL FOR PRIVATIZATION OF THE COMPANY

Montgomery, Alabama (July 17, 2007) –Alfa Corporation (NASDAQ:ALFA) (Alfa Corp.) today announced that it has received an offer from Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company and Alfa Mutual General Insurance Company (referred to collectively as Alfa Mutual), which own a majority of its common stock, for a transaction that would result in the privatization of the company. Alfa Mutual proposes to acquire all of the outstanding shares of Alfa Corp.’s common stock that are not currently owned by Alfa Mutual.

Alfa Mutual has offered to pay the Alfa Corp. shareholders $17.60 per share in cash, which represents a 15.8% premium over today’s closing price and a multiple of 1.7 times the March 31, 2007 shareholder’s equity of Alfa Corp., excluding Accumulated Other Comprehensive Income.

“An offer has been made which provides an opportunity to consolidate these great companies,” said Jerry Newby, President and Chief Executive Officer. “In order for the Alfa companies to compete effectively in an increasingly competitive personal lines insurance industry over the long term, we must accelerate our investment in technology and expansion of our distribution channels, while taking other actions designed to promote long-term growth. We believe this can be accomplished with a simpler and more nimble corporate structure.”

The Alfa Corp. Board of Directors has appointed a Special Committee of its four independent directors to review, evaluate and negotiate the proposal by Alfa Mutual. The Special Committee will retain independent financial and legal advisors to assist it in evaluating Alfa Mutual’s proposal.

Alfa Corp. does not intend to comment further on its discussions with Alfa Mutual until the Special Committee has completed its deliberations and made a recommendation to the full Board of Directors. Alfa Mutual is interested only in acquiring the publicly held shares of Alfa Corp., and has no interest in selling its controlling shares in the company.

Goldman, Sachs & Co. is serving as the financial advisor and Alston & Bird LLP is serving as legal advisor to Alfa Mutual. The terms of the final transaction are subject to customary closing conditions, including regulatory approvals and approvals by Alfa Mutual’s Boards of Directors. Alfa Mutual reserves the right to withdraw its proposal prior to the execution of definitive agreements and modify its original proposal in any manner. At this time, no assurance can be given that any transaction will take place on these or any terms.

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Alfa Corp. is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corp. is traded on the NASDAQ Global Select Market under the symbol ALFA. For more information on Alfa Corp., visit www.alfains.com.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies — including political, economic, regulatory, climatic, competitive, legal, and technological — any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission

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